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                    December 29, 2020

       Scott A. Cottrill
       Chief Financial Officer
       ADVANCED DRAINAGE SYSTEMS, INC.
       4640 Trueman Boulevard
       Hilliard, Ohio 43026

                                                        Re: ADVANCED DRAINAGE
SYSTEMS, INC.
                                                            Form 10-K For the
Year Ended March 31, 2020
                                                            Filed June 1, 2020
                                                            File No. 001-36557

       Dear Mr. Cottrill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing